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BRISTOL-MYERS SQUIBB NAMES JAMES M. CORNELIUS TO BOARD OF DIRECTORS

New York, (January 3, 2005) – Bristol-Myers Squibb Company (NYSE: BMY) announced today that its Board of Directors has elected James M. Cornelius, non-executive chairman of Guidant Corporation, to the Board. His appointment is effective today.

Mr. Cornelius, 61, was employed by Eli Lilly & Company for 28 years. During his career at Lilly, he held various management positions of increasing responsibility, including serving as Lilly’s chief financial officer for 11 years. Mr. Cornelius received both a bachelor’s degree in accounting and a master’s degree in business administration from Michigan State University. Mr. Cornelius was instrumental in the successful initial public offering of Guidant Corporation on the New York Stock Exchange and served as Guidant’s Chairman until his retirement as an employee in 2000. In addition to Guidant Corporation, Mr. Cornelius currently serves on the boards of Given Imaging Ltd., The Chubb Corporation and the DirecTV Group, Inc.

“Bristol-Myers Squibb will benefit greatly from Jim’s breadth of experience,” said Peter R. Dolan, chairman and chief executive officer, Bristol-Myers Squibb. “We are indeed fortunate that he has accepted this position.”

Bristol-Myers Squibb is a global pharmaceutical and related healthcare products company whose mission is to extend and enhance human life.